Exhibit 99.1

Motorsport Games Reports Second Quarter 2026 Financial Results

MIRAMAR, Florida – August 14, 2026 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “the Company”) today reported financial results for its second quarter ended June 30, 2026. The Company has also posted second quarter 2026 earnings slides highlighting key milestones that occurred during and subsequent to the period, which are accessible on the Company’s investor relations website.

“We are delighted to report a sixth consecutive quarter of profitability, with revenues for the first half of the year growing strongly against the same period last year.” commented Stephen Hood, President and Chief Executive Officer of Motorsport Games. “What is particularly pleasing is that our gross margin has expanded alongside that growth. We are not simply growing, we are growing more efficiently, and we believe that is the clearest evidence yet that the transformation of this business is now consistent and repeatable.”

“I am also delighted to share that we have now sold more than half a million units of the Le Mans Ultimate base game alongside more than 1.2 million individual pieces of downloadable content. Subsequent to the period, we released Version 1.4, bringing the Daytona and Laguna Seca circuits to Le Mans Ultimate and extending our content beyond the European racing world for the first time. The initial results of this expansion are very promising with the U.S. Track launch date reporting the highest single day revenues since the game’s initial launch in Early Access.”

Hood continued, “Furthermore, we believe RaceControl should now be recognized not as a feature that supports Le Mans Ultimate, but as a platform business in its own right. Mid-way through its second year, subscription growth has been substantial, it carries a materially better margin profile than our content business because it runs on infrastructure we operate ourselves, and it is embedded in the daily habits of every one of our players. RaceControl is now central to how we intend to grow, and we look forward to sharing further news on the next stage of growth for the platform on our next earnings call.”

Second Quarter 2026 Highlights and Subsequent Business Update

During the second quarter of 2026, Motorsport Games continued to grow subscription revenue within its RaceControl platform while investing deliberately in the next phase of the Company’s growth.

●	Generated revenues of $3.5 million in Q2 2026 compared to $2.6 million in Q2 2025, an increase of $0.9 million, or 36.6%; revenues for the six months ended June 30, 2026 were $7.6 million, compared to $4.4 million for the same period in 2025, an increase of $3.2 million or 74.0%.
●	RaceControl subscription revenues grew to approximately $1.4 million for the six months ended June 30, 2026, up from approximately $0.3 million for the same period in 2025, an increase of approximately 348.9%. RaceControl is currently generating approximately $2.9 million in annual recurring revenues, up from approximately $1.2 million for the full year 2025. As of June 30, 2026, RaceControl had more than 40,500 paid subscribers, an increase of more than 230% compared to June 30, 2025, achieved entirely through organic growth.
●	Gross profit margin for the six months ended June 30, 2026 increased to 84.7%, compared to 78.8% for the same period in 2025.

●	Non-GAAP Adjusted diluted net income per share(1) was $0.33 in H1 2026, compared to $0.24 in H1 2025.
●	Released Le Mans Ultimate Version 1.4 in July 2026, featuring new American track packs, including Daytona and Laguna Seca race circuits, along with other game improvements. Le Mans Ultimate has now sold over 500,000 units of the base game and approximately 1.2 million individual downloadable content (DLC) units since launch.
●	Achieved a new all-time peak of more than 8,800 concurrent players in March 2026 following the release of Le Mans Ultimate Version 1.3 and recorded its highest-ever month for average daily active users in April 2026.
●	Completed the repurchase of 904,395 shares of Class A Common Stock from Driven Lifestyle Group LLC, resulting in the retirement of all outstanding shares of Class B Common Stock and the elimination of super-voting rights, simplifying the Company’s capital structure and establishing equal voting rights for all shareholders.
●	Peter Hansen-Chambers was appointed as the Company’s Chief Financial Officer effective July 1, 2026, as the Company works to expand its product portfolio and diversify revenue lines beyond its existing titles.

Select Financial Highlights for the Three Months Ended June 30, 2026

Revenues for the second quarter of 2026 were approximately $3.5 million compared to approximately $2.6 million for the same period in the prior year, an increase of approximately $0.9 million, or 36.6%. For the six months ended June 30, 2026, revenues were approximately $7.6 million compared to approximately $4.4 million for the same period in the prior year, an increase of approximately $3.2 million, or 74.0%. Gross profit for the second quarter of 2026 was $2.9 million compared to $2.1 million for the same period in the prior year, an increase of $0.8 million. For the six months ended June 30, 2026, gross profit was $6.4 million compared to $3.4 million for the same period in the prior year, an increase of approximately $3.0 million, or 86.9%, with gross profit margin achieving 84.7%, compared to 78.8% for the same period in the prior year. RaceControl, the Company’s free-to-join player platform which offers premium subscription tiers, generated subscription revenues of approximately $1.4 million for the six months ended June 30, 2026, compared to approximately $0.3 million for the same period in the prior year, an increase of approximately 348.9%, and representing approximately 18.0% of the Company’s total revenues for the six months ended June 30, 2026, compared to approximately 7% for the first half of 2025 and less than 1% for the full year 2024.

Net income for the second quarter of 2026 was approximately $0.2 million, compared to approximately $4.2 million for the same period in the prior year, representing the sixth consecutive quarter of positive net income. Q2 2025 net income is comprised of several non-recurring gains unrelated to our core operations, including $2.3 million in gains on foreign exchange rates and a $0.8 million gain from the Wesco Settlement Agreement, neither of which recurred in the current period. The Company also increased its investment in development during the second quarter of 2026, with development expenses nearly tripling year-over-year, primarily reflecting continued investment in growing Le Mans Ultimate and RaceControl with new content and features. On an adjusted basis, which management believes better reflects the Company’s underlying operating performance, the Company remained profitable: Non-GAAP Adjusted diluted net income per share(1) was $0.19 in the second quarter of 2026, compared to $0.25 for the same period in the prior year. However, for the six months ended June 2026, Non-GAAP Adjusted diluted net income per share was $0.33 compared to $0.24 in the same prior year period. The Company’s management believes that these six-month figures provide a more useful overview of the Company’s recent performance given the non-recurring gains in Q2 2025 highlighted above.

Adjusted EBITDA(1) for the second quarter of 2026 was $0.8 million compared to Adjusted EBITDA(1) of $1.4 million for the same period in the prior year. The decrease in Adjusted EBITDA is primarily due to the same non-recurring gains, including discounts negotiated on a few outstanding vendor invoices in the prior year, as well as increased expenses this year resulting from the Company’s increased investment in development during the current period, offset by an increase in stock-based compensation. Adjusted EBITDA for the six months ended June 2026 was $2.2 million compared to $1.0 million in the same prior year period, primarily driven by the increase in revenues between the two periods and growth in gross profit margin.

Cash Flow and Liquidity

During the six months ended June 30, 2026, the Company generated an average positive cash flow from operations of approximately $0.5 million per month, primarily due to increased profitability and the capitalization of internally-developed software. During the second quarter of 2026, the Company also completed the repurchase of 904,395 shares of its Class A Common Stock from Driven Lifestyle Group LLC, resulting in the retirement of all outstanding Class B Common Stock and establishing equal voting rights for all shareholders. Working capital as of June 30, 2026 was $2.9 million, compared to $2.2 million as of June 30, 2025. As of June 30, 2026, the Company had cash and cash equivalents of approximately $3.9 million. The Company maintains a $3 million revolving line of credit from Citibank, N.A., secured in February 2026 and extended in May 2026 to a maturity date of February 20, 2028, of which $1.2 million was drawn as of June 30, 2026.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share (the “Non-GAAP Measures”) are not financial measures defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of these Non-GAAP Measures to net income and diluted net income per share, their most directly comparable financial measures, calculated and presented in accordance with U.S. GAAP, are presented in the Appendix to this press release.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net income plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) gain from sale of gaming licenses; (iii) impairment of intangible assets; (iv) loss contingency expenses; (v) loss (gain) on foreign exchange rates; and (vi) stock-based compensation expenses.

Non-GAAP Adjusted diluted net income per share, another measure used by management to assess the Company’s operating performance, is defined as diluted net income per share plus depreciation and amortization, adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) gain from sale of gaming licenses; (iii) impairment of intangible assets; (iv) loss contingency expenses; (v) loss (gain) on foreign exchange rates; and (vi) stock-based compensation expenses.

The Company uses the Non-GAAP Measures to manage its business and evaluate its financial performance, as Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share eliminate items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measures is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share differently).

The Non-GAAP Measures are not recognized terms under U.S. GAAP and do not purport to be an alternative to revenue, income/loss from operations, net income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measures are not intended to be measures of free cash flows available for management’s discretionary use, as they do not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure have limitations as an analytical tool, and investors should not consider them in isolation or as a substitute for our results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measures may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, August 14, 2026, to discuss its financial results. The live conference call can be accessed by dialing 1-800-420-1459 or 1-203-518-9861 and using Conference ID “MOTOR”. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate Version 1.4 featuring new cars, updated content and additional improvements. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also powers F1® Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the transformation of the business being now consistent and repeatable; and the initial results of the expansion being very promising.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans and continuing the transformation of the business, objectives and expectations, including delays in the release of new game versions and features, the Company’s inability to deliver new products and/or new content or features for existing products, and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs, the Company’s inability to establish partnerships with additional service providers to come onboard to the Company’s ecosystem and, (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending; and (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation.

Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (ii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition; (vi) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (vii) the Company’s inability to protect its intellectual property; and/or (vii) local, industry and general business and economic conditions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The tables below provide reconciliations between net income and adjusted EBITDA, and diluted net income per share and Non-GAAP Adjusted diluted net income per share:

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
Net income	$243,199	$4,238,172
Interest expense, net	15,891	4,740
Depreciation and amortization (1)	237,050	253,935
EBITDA	496,140	4,496,847
Gain from Wesco Settlement Agreement	-	(800,000)
Loss (gain) on foreign exchange rates	225,675	(2,328,115)
Stock-based compensation	37,644	-
Adjusted EBITDA	$759,459	$1,368,732

(1)	Includes $229,739 and $242,238 of amortization expenses included in cost of revenues for the three months ended June 30, 2026 and 2025, respectively.

Reconciliation between GAAP and Non-GAAP Adjusted diluted net income per share:

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
Diluted net income per share	$0.08	$0.82
Depreciation and amortization	0.05	0.05
Gain from Wesco Settlement Agreement	-	(0.17)
Loss (gain) on foreign exchange rates	0.05	(0.45)
Stock-based compensation	0.01	-
Non-GAAP Adjusted diluted net income per share	$0.19	$0.25

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Net income	$1,194,772	$5,260,785
Interest expense, net	19,096	17,750
Depreciation and amortization (1)	413,099	505,992
EBITDA	1,626,967	5,784,527
Gain from settlement of purchase commitment liabilities	-	(175,460)
Gain from HC2 Holdings 2 Inc. Settlement Agreement	-	(500,000)
Gain from Wesco Settlement Agreement	-	(800,000)
Impairment of intangible assets	27,928	-
Loss (gain) on foreign exchange rates	173,666	(3,302,878)
Stock-based compensation	412,675	-
Adjusted EBITDA	$2,241,236	$1,006,189

(1)	Includes $399,271 and $476,169 of amortization expenses included in cost of revenues for the six months ended June 30, 2026 and 2025, respectively.

Reconciliation between GAAP and Non-GAAP Adjusted diluted net income per share:

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Diluted net income per share	$0.13	$1.26
Depreciation and amortization	0.08	0.12
Gain from settlement of purchase commitment liabilities	-	(0.04)
Gain from HC2 Holdings 2 Inc. Settlement Agreement	-	(0.12)
Gain from Wesco Settlement Agreement	-	(0.19)
Impairment of intangible assets	0.01	-
Loss (gain) on foreign exchange rates	0.03	(0.79)
Stock-based compensation	0.08	-
Non-GAAP Adjusted diluted net income per share	$0.33	$0.24

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues [1]	$3,539,962	$2,591,840	$7,571,251	$4,350,293
Cost of revenues	644,428	454,887	1,161,565	920,273
Gross profit	2,895,534	2,136,953	6,409,686	3,430,020

Operating expenses:
Sales and marketing	191,350	126,307	401,669	224,008
Development	737,228	270,343	1,251,565	872,296
General and administrative [2]	1,321,381	865,040	3,020,012	2,033,522
Impairment of intangible assets	-	-	27,928	-
Depreciation and amortization	7,311	11,697	13,827	29,823
Total operating expenses	2,257,270	1,273,387	4,715,001	3,159,649
Other operating income	-	1,104,497	-	1,604,497
Income from operations	638,264	1,968,063	1,694,685	1,874,868
Interest expense, net	(15,891)	(4,740)	(19,096)	(17,750)
Other (expense) income, net	(379,174)	2,274,849	(480,817)	3,403,667
Net income	243,199	4,238,172	1,194,772	5,260,785
Less: Net (loss) income attributable to non-controlling interest	(158,264)	(20,228)	477,482	(38,673)
Net income attributable to Motorsport Games Inc.	$401,463	$4,258,400	$717,290	$5,299,458

Net income attributable to Class A common stock per share:
Basic	$0.08	$0.82	$0.14	$1.26
Diluted	$0.08	$0.82	$0.13	$1.26

Weighted-average shares of Class A common stock outstanding:
Basic [3]	4,760,598	5,206,536	5,106,520	4,195,047
Diluted	5,255,013	5,206,536	5,570,953	4,195,047

[1]	Includes related party revenues of $11,000 and $0 for the six months ended June 30, 2026 and 2025, respectively. No related party revenue was recorded for the three months ended June 30, 2026 or 2025.
[2]	Includes related party expenses of $0 and $37,500 for the three months ended June 30, 2026 and 2025, respectively, and $0 and $75,000 for the six months ended June 30, 2026 and 2025, respectively.

[3]	Includes weighed average pre-funded warrant shares.